FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of
        1935 or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

 Foley       Thomas     J.
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 (Last)     (First)   (Middle)

 Lifepoint, Inc. 10400 Trademark Street
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            (Street)

Rancho Cucamongo     CA           91730
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(City)          (State)           (Zip)


2.  Date of Event Requiring Statement

             3/09/98
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        (Month/Day/Year)


3.  IRS or Social Security Number of Reporting Person (Voluntary)

        ###-##-####
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4.  Issuer Name and Ticker or Trading Symbol

LifePoint, Inc. - LFPT
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5.  Relationship of Reporting Person to Issuer
                     (Check all applicable)

[ ]Director                   				 [ ]10% Owner
[x]Officer (give title below)    	 [ ]Other (specify below)

Chairman of the Board
---------------------

6.  If Amendment, Date of Original


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        (Month/Day/Year)

Table 1 - Non-Derivative Securities Beneficially Owned


                                          3. Ownership      4. Nature of
                   2. Amount of              Form: Direct      Indirect
1. Title of           Securities             (D) or In-        Beneficial
   Security           Beneficially           direct(I)         Ownership
   (Instr. 4)         Owned (Instr. 4)       (Instr. 5)        (Instr. 5)
-------------      -------------------     ---------------   ------------

NONE

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants options, convertible securities)


                                         3. Title and Amount
                                            of Securities
             2. Date Exercisable and        Underlying                         5.  Ownership
                Expiration Date             Derivative                             Form of
                (Mo/Day/Yr)                 Security           4. Conversion       Derivative      6. Nature of
                --------------------      ------------------      or Exer-         Security:          Indirect
1. Title of      Date      Expir-                 Amount          cise Price       Direct (D) or      Beneficial
   Derivative    Exerci-   ation                  or Number       of Derivative    Indirect (I)       Ownership
   Security      sable     Date           Title   of shares       Security         (Instr. 5)         (Instr. 5)
   ----------    --------  --------       ------  ---------       -------------    -------------      ----------

Stock Option     (1)       3/19/08        Common   100,000          $.50                 D               N/A
                                          Stock

Stock Option     (2)       3/19/08        Common   100,000          $.50                 D               N/A
                                          Stock


Explanation of Responses:

(1) Becomes exercisable as to 25,000 shares on 3/20/99, as to 2,083 shares on the 20th of each month thereafter for 35 months and as to 2,095 shares on the 20th of the 30th month thereafter.
(2) (2) Becomes exercisable as to 50,000 shares upon completion of working: prototype and as to the balance when FDA approval is obtained.

**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                     /s/ Thomas J. Foley	                5/29/98
                     -------------------------------     -------
                  			**Signature of Reporting Person	    Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

